Exhibit 10.13

AGREEMENT FOR SEVERANCE BENEFITS

This Agreement For Severance Benefits (the “Agreement”) is made and entered into by and between Placer Sierra Bancshares, a California corporation (“Parent”) and its wholly owned subsidiary Placer Sierra Bank, a California corporation (the “Bank”) (collectively, the Bank and Parent are sometimes referred to herein as the “Company”) and James A. Sundquist (“Employee”) (collectively, the Bank, Parent and Employee are sometimes referred to herein as the “Parties” and individually as a “Party”).

WHEREAS, the Employee is employed by the Bank as Executive Vice President and Chief Financial Officer.

WHEREAS, effective November 1, 2006, the Company desires to provide the following severance benefits to Employee in the event Employee’s employment with the Company is terminated by the Company without Just Cause or is terminated by Employee for Good Reason.

1. Definitions

Whenever used in this Agreement, the following capitalized terms shall have the meanings set forth in this Section 1, certain other capitalized terms being defined elsewhere in this Agreement:

(a) “Affiliate” means, with respect to a specified Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person.

(b) “Bank” means Placer Sierra Bank, a California corporation, and any successor thereto.

(c) “Base Salary” means the monthly salary regularly received by Employee from the Company, not including bonuses, commissions, incentive payments, stock options, noncash compensation, expense reimbursements or benefits.

(d) “Board” means the Board of Directors of Parent.

(e) “Bonus” means the amount payable to Employee as an annual Bonus under any Executive Incentive Plan that may be established by the Company for its executive vice-president level employees for a given year and in which Employee is eligible to participate for such year.

(f) “Change in Control” shall mean the occurrence of any of the following:

(i)	the consummation of a plan of dissolution or liquidation of the Parent;

(ii)

the individuals who, as of November 1, 2006, are members of the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment of any new director or the election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a “Person”) (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) other than the Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(iii)	the consummation of a plan of reorganization, merger or consolidation involving the Parent, except for a reorganization, merger or consolidation where (A) the shareholders of the Parent immediately prior to such reorganization, merger or consolidation own directly or indirectly at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation (the “Surviving Corporation”) in substantially the same proportion as their ownership of voting securities of the Parent immediately prior to such reorganization, merger or consolidation and the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such reorganization, merger or consolidation constitute at least 50% of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the voting securities of the Surviving Corporation, or (B) the Parent is reorganized, merged or consolidated with a corporation in which any shareholder owning at least 50% of the combined voting power of the outstanding voting securities of the Parent immediately prior to such reorganization, merger or consolidation, owns at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation.

(iv)	the sale of all or substantially all of the assets of the Parent to a Person other than Parent, Bank or a corporation described in clause (A) or (B) of subsection 1(f)(iii);

(v)	the acquisition of beneficial ownership of stock representing more than fifty percent (50%) of the voting power of the Parent then outstanding by a Person other than Parent, Bank or a corporation described in clause (A) or (B) of subsection 1(f)(iii).

(g) “Company” means the Bank and Parent, individually and collectively.

(h) “Disability” means an illness or other physical or mental disability which substantially impairs Employee’s ability to perform the essential functions of Employee’s position for a period of at least one hundred eighty (180) days in any two hundred seventy (270) consecutive day period, notwithstanding reasonable accommodation by the Company to Employee’s known physical or mental disability, solely in accordance with, and to the extent required by, the Americans with Disabilities Act, 29 U.S.C. Sections 12101-213, the California Fair Employment and Housing Act (California Government Code Sections 12900-12996), or any other state or local law governing the employment of disabled persons (provided such accommodation would not impose an undue hardship on the operation of the Company’s business or a direct threat to Employee or others), and, as a result of such Disability, Employee has not returned to his or her full-time regular employment prior to termination.

(i) “Employee” has the meaning set forth in the introduction to this Agreement.

(j) “Good Reason” means, (i) without Employee’s express written consent, a reduction by the Company in Employee’s Base Salary as in effect immediately before such reduction or (ii) after a Change in Control, without Employee’s express written consent, a reduction by the Company in Employee’s Base Salary, title or duties as in effect immediately before such reduction. Employee’s continued employment with the Company shall not constitute consent to, or a waiver of rights with respect to any event or condition constituting Good Reason.

(k) “Just Cause” means:

(i)	the willful and continued failure by Employee to perform substantially Employee’s duties with the Bank (other than any such failure resulting from Employee’s incapacity due to physical or mental illness or any such failure subsequent to the delivery to Employee of a notice of the Company’s intent to terminate Employee’s employment without Just Cause), and such willful and continued failure continues after a demand for substantial performance is delivered to Employee by the Company which specifically identifies the manner in which Employee has not substantially performed Employee’s duties;

(ii)	the willful engaging by Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the business or reputation of the Company.

For purposes of determining whether “Just Cause” exists, no act or failure to act on Employee’s part shall be considered “willful” unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of legal counsel to the Bank or Parent or upon the instructions to Employee by a more senior officer of the Bank or Parent shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company. The Company must notify Employee of any event constituting Just Cause within ninety (90) days following Company’s knowledge of its existence or such event shall not constitute Just Cause under this Agreement.

(l) “Parent” means Placer Sierra Bancshares, a California corporation, and any successor thereto.

(m) “Person” shall have the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(n) “Release” means the Separation and General Release Agreement in the form attached hereto as Exhibit “A”.

(o) “Severance Payment” means the payment of severance compensation as provided in Sections 3 and 4 herein.

2. Right to Severance Payment; Release

Conditioned on the execution and delivery by Employee (or Employee’s beneficiary or personal representative, if applicable) of the Release, Employee shall be entitled to receive a Severance Payment from the Company in the amount and manner provided in Sections 3 and 4; if the Company terminates Employee’s employment with the Company without Just Cause; or, provided that Employee gives the Company at least thirty (30) days prior written notice, the Employee terminates Employee’s employment with the Company for Good Reason. Transfer of Employee’s employment from the Bank to Parent or from Parent to the Bank shall not be considered a termination of employment with the Company.

Employee shall not be entitled to receive any Severance Payment upon termination of Employee’s employment with the Company for any other reason, including, without limitation, the following:

(a) Employee’s death,

(b) Employee’s Disability,

(c) Termination by the Company for Just Cause,

(d) Employee’s retirement in accordance with the normal retirement policy of the Company, or

(e) Voluntary termination by Employee for other than Good Reason.

3. Amount of Severance Payment and Other Benefits

(a) If Employee becomes entitled to a Severance Payment under this Agreement, the amount of Employee’s Severance Payment shall equal 12 months of Employee’s Base Salary in effect immediately prior to the termination of Employee’s employment with the Company or, if greater, immediately prior to any reduction in Base Salary constituting Good Reason, plus a

Bonus amount. The Bonus amount shall be a prorated portion (based on the ratio of the number of days that Employee was employed by the Company during the plan year to the total number of days in the plan year) of any Bonus that would be due Employee for the entire plan year in which Employee’s employment terminates if no such termination had occurred, in accordance with the terms and conditions of the Executive Incentive Plan under which the Bonus would be payable.

(b) If Employee becomes entitled to a Severance Payment under this Agreement, any and all stock options previously granted to Employee under any stock option plan of the Company and held by Employee at the date of termination shall become fully vested and, as was provided in Employee’s prior employment agreement with the Company and its predecessors, shall be exercisable for a period of two (2) years after the date of termination. All other terms and conditions of the applicable stock option agreement(s) and governing stock option plan shall continue to apply to the stock options governed by this subparagraph 3(b).

4. Payment of Severance Payment

The Base Salary portion of any Severance Payment to which Employee is entitled shall be paid to Employee in a lump sum beginning on the first regular payroll date after the later of (a) execution by Employee and delivery to Company of the Release and (b) expiration of any applicable period for revocation provided in the Release. Any Bonus portion of any Severance payment that employee is entitled to receive pursuant to Section 3 will be paid on the same payroll dates as such Bonus would be paid if Employee continued in employment with the Company, but not earlier than the first regular payroll date after the later of (a) execution by Employee and delivery to Company of the Release and (b) expiration of any applicable period for revocation provided in the Release.

Notwithstanding anything to the contrary in this Agreement, solely to the extent that such delay is required in order to avoid the imposition of an excise tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, any payments to be made pursuant to this Agreement that are considered to be non-qualified deferred compensation distributable in connection with the Employee’s separation from service with the Company for purposes of Section 409A of the Code, and which otherwise would have been payable at any time during the six-month period immediately following the Employee’s separation from service with the Company, shall not be paid prior to, and shall instead be payable in a lump sum within ten (10) business days following the end of such six-month period.

5. Withholding of Taxes

The Company may withhold from any amounts payable to Employee under this Agreement all federal, state, city or other taxes required by applicable law to be withheld by the Company.

6. Other Benefits

Neither this Agreement nor the Severance Payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish Employee’s rights as an employee,

whether existing now or hereafter, under any employee benefit, incentive, retirement, welfare, stock option, stock bonus or stock-based, or stock purchase plan, program, policy or arrangement or any written employment agreement or other plan, program policy or arrangement not related to severance.

7. Employment Status

This Agreement does not constitute a contract of employment or impose on Employee any obligation to remain in the employ of the Company, nor does it impose on the Company any obligation to retain Employee in his or her present or any other position, nor does it change the status of Employee’s employment as an employee at will. Nothing in this Agreement shall in any way affect the right of the Company in its absolute discretion to change or reduce at any time one or more retirement benefit plans, dental plans, health care plans, savings plans, bonus plans, vacation pay plans, disability plans, or any other employee benefit plan, policy or arrangement.

8. Successor to the Company

The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no succession or assignment had taken place. In such event, the term “Company”, as used in this Agreement, shall mean (from and after, but not before, the occurrence of such event) the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Agreement.

9. Confidentiality

(a)	Nondisclosure of Confidential Material

In the performance of Employee’s duties, Employee has previously had, and may in the future have, access to confidential records and information, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, manufacturing, production, distribution and sales information, data, specifications and processes presently owned or at any time hereafter developed by the Company or its agents or consultants or used presently or at any time hereafter in the course of its business, that are not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and has been and/or will be disclosed to Employee in confidence. By Employee’s acceptance of the Severance Payment under this Agreement, Employee shall be deemed to have acknowledged that the Confidential Material constitutes propriety information of the Company which draws independent economic value, actual or potential, from not being generally known to the public or to other persons who could obtain economic value from its disclosure or use, and that the Company has taken efforts reasonable under the circumstances, of which this Section 9 is an example, to maintain its secrecy. Except in the performance of Employee’s duties to the Company, Employee shall not, directly or indirectly for any reason whatsoever, copy, transmit, disclose or use any such

Confidential Material, and Employee will make all reasonable efforts to protect the confidential nature of Confidential Material. Nothing in this agreement shall prevent Employee from using or disclosing information that (i) has been publicly disclosed or was within Employee’s possession prior to its being furnished to Employee by the Company or becomes available to Employee on a non-confidential basis from a third party (in any of such cases, not due to a breach by Employee of Employee’s obligations to the Company or by breach of any other person of a confidential, fiduciary or confidential obligation, the breach of which Employee knows or reasonably should know), (ii) is required to be disclosed by Employee pursuant to applicable law, and Employee provides notice to the Company of such requirement as promptly as possible, or (iii) was independently acquired or developed by Employee without violating any of the obligations under this Agreement and without relying on Confidential Material of the Company. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company’s business, which Employee has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material. Upon Employee’s termination of employment with the Company, or whenever requested by the Company, Employee shall promptly deliver to the Company any and all of the Confidential Material and copies thereof, not previously delivered to the Company, that may be, or at any previous time has been, in Employee’s possession or under Employee’s control.

(b)	Nonsolicitation of Employees

By Employee’s acceptance of the Severance Payment under this Agreement, Employee agrees that, for a period of one (1) year following Employee’s termination of employment with the Company, neither Employee nor any Person or entity in which Employee has an interest shall solicit any person who was employed on the date of Employee’s termination of employment by the Company, to leave the employ of the Company. Nothing in this Section 9(b) however, shall prohibit Employee or any Person or entity in Employee which Employee has an interest from placing advertisements in periodicals of general circulation soliciting applications for employment, or from employing any person who answers any such advertisement. For purposes of this Section 9(b), Employee shall not be deemed to have an interest in any corporation whose stock is publicly traded merely because Employee is the owner of not more than two percent (2%) of the outstanding shares of any class of stock of such corporation, provided Employee has no active participation in the business of such corporation (other than voting Employee’s stock) and Employee does not provide services to such corporation in any capacity (whether as an employee, an independent contractor or consultant, a director, or otherwise).

(c)	Equitable Relief

By Employee’s acceptance of the Severance Payment under this Agreement, Employee shall be deemed to have acknowledged that violation of Sections 9(a) or 9(b) would cause the Company irreparable damage for which the Company cannot be reasonably compensated in damages in an action at law, and that therefore in the event of any breach by Employee of Sections 9(a) or 9(b), the Company shall be entitled to obtain from a court of competent jurisdiction equitable relief by way of injunction or otherwise (without being required to post a bond). This provision shall not, however, be construed as a waiver of any of the rights which the Company may have for damages under this Agreement.

10. Arbitration

Any controversy or claim between Employee and the Company arising out of or relating to or concerning this Agreement (including the covenants contained in Section 9) and any dispute regarding Employee’s employment or the termination of Employee’s employment or any dispute regarding the application, interpretation or validity of this Agreement (each, an “Employment Matter”) will be finally settled by binding arbitration in Sacramento County California, through the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in accordance with the rules and procedures of JAMS (the “Rules”) then in effect, excepting such Rules as may be in conflict with federal or California law or the provisions of this Agreement. A Party seeking to arbitrate a dispute regarding any Employment Matter must notify the other Party in writing of its intent to arbitrate such Employment Matter within the time specified by the applicable statute of limitations for institution of legal or equitable proceedings in a court of law based on such Employment Matter. In no event shall such notice be given after the date provided for in the statute of limitations. Notification to the other party of a written request for arbitration shall comply with Section 11(f) governing Notices. Within ten (10) business days after notice of a dispute subject to arbitration is given, the Parties shall agree upon an arbitrator. If the Parties are unable to agree upon an arbitrator within such time period, they shall select a single arbitrator from a list of seven arbitrators designated by JAMS. If the Parties are unable to agree upon an arbitrator from such list, they shall each strike names alternatively from the list, with the first to strike being determined by lot. After each Party has used three strikes, the remaining name on the list shall be the arbitrator. Notwithstanding anything to the contrary in the Rules: (i) each arbitrator will agree to treat as confidential evidence and other information presented to him or her, (ii) there will be no authority to amend or modify the terms of this Agreement (iii) a decision must be rendered within thirty (30) days of the Parties’ closing statements or submission of post-hearing briefs, and (iv) the arbitrator shall render a written arbitration award that contains the essential findings and conclusions on which the award is based. Each Party shall have the right to conduct reasonable discovery, as determined by the arbitrator. The Company shall pay the arbitrator’s fees and expenses unless applicable law allows the Parties to share arbitrator’s fees and expenses, in which event the Company and the Employee shall each pay 50% of the arbitrator’s fees and expenses. Each Party shall pay his or its own attorneys’ fees and costs, except that if applicable law allows the prevailing party to recover attorneys’ fees, costs and expenses, the Parties agree that the arbitrator may award the prevailing party his or its attorneys’ fees, costs and expenses incurred in the arbitration. The decision of the arbitrator shall be final and conclusive, and the Parties waive the right to a trial de novo or appeal excepting only for the purpose of enforcing the arbitrator’s decision or as otherwise may be required by law. The Parties expressly intend to arbitrate disputes between them. Therefore, this arbitration clause shall be construed so as to be consistent with applicable federal and California law, and to be enforceable to the maximum extent allowable by law. If necessary, any portion of this section that is unenforceable by law shall be stricken, and the arbitrator or the court, as the case may be, shall have the power to reform this section to the extent necessary to comply with applicable law and to give effect to the Parties’ intent that they shall arbitrate their disputes. The provisions of this section shall not preclude any Party from seeking injunctive or other provisional relief from a court of law in order to preserve the status quo of the Parties pending resolution of a dispute by arbitration. Any Party may bring an action or special proceeding in a state or federal court of competent jurisdiction to enforce any arbitration award.

11. Miscellaneous

(a)	Applicable law

To the extent not preempted by the laws of the United States, the laws of the State of California shall be the controlling law in all matters relating to this agreement, regardless of the choice-of-law rules of the State of California or any other jurisdiction.

(b)	Construction

No term or provision of this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions of this Agreement and any present or future statute law, ordinance, or regulation, the latter shall prevail, but in such event the affected provision of this Agreement shall be curtailed and limited only to the extent necessary to bring such provision with the requirements of the law.

(c)	Severability

This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law. and in its reduced form, such provision shall then be enforceable and shall be enforced.

(d)	Headings

The Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Section.

(e)	Amendment

This Agreement may not be amended without the prior written consent of both Employee and the Company.

(f)	Assignability

Employee’s rights or interests under this Agreement shall not be assignable or transferable (whether by pledge, grant of a security interest, or otherwise) by Employee, Employee’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

(g)	Entire Agreement

This Agreement contains the complete agreement of the parties on the subjects set forth herein, including severance pay and arbitration of disputes. This Agreement supersedes any prior or contemporaneous oral or written understanding on such subjects. No party is relying on any representations, oral or written, on the subject of the effect, enforceability, or meaning of this Agreement, except as specifically set forth in this Agreement.

(h)	Notices

For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied, or sent by certified or overnight mail, return receipt requested, postage prepaid, addressed to the respective addresses, or sent to the respective telecopier numbers, last given by each Party to the other, provided that all notices to the Bank shall be directed to the attention of the Board of Directors of the Bank with a copy to the Bank’s General Counsel and all notices to Parent shall be directed to the attention of the Board with a copy to Parent’s General Counsel. All notices and communications shall be deemed to have been received on the date of delivery thereof if personally delivered, upon return confirmation if telecopied, on the third business day after the mailing thereof, or on the date after sending by overnight mail, except that notice of change of address shall be effective only upon actual receipt. No objection to the method of delivery may be made if the written notice or other communication is actually received.

“PARENT”
PLACER SIERRA BANCSHARES

/s/ David E. Hooston
By:	David E. Hooston
Title:	Chief Financial Officer
Date:	December 1, 2006

“BANK”		“EMPLOYEE”
PLACER SIERRA BANK		JAMES A. SUNDQUIST

/s/ David E. Hooston		/s/ James A. Sundquist
By:	David E. Hooston
Title:	Treasurer
Date:	December 1, 2006	Date:	December 1, 2006

Exhibit A

Separation and General Release Agreement

In connection with the termination of your employment by Placer Sierra Bancshares (the “Company”) for its subsidiary Placer Sierra Bank (the “Bank”), effective             , 200    , and in accordance with the terms and conditions of the Agreement for Severance Benefits between you and the Company dated              , 200__, (the “Agreement”), the Company agrees to provide you, contingent upon your execution of this Separation and General Release Agreement (“Release”), with the following severance payment and benefits:

[Insert description of severance payment and benefits]

In consideration of the payment and benefits set forth above, you agree knowingly and voluntarily as follows:

You knowingly and voluntarily waive and release forever whatever claims you ever had, now have or hereafter may have against the Company and the Bank and any parent, subsidiary or affiliate of the Company, any of their successors or assigns and any of their present and former employees, directors, officers and agents (collectively referred to as “Releasees”), based upon any matter, occurrence or event existing or occurring prior to the execution of this Release, including anything relating to your employment with the Company and the Bank and any parents, subsidiaries or affiliates of the Company or to the termination of such employment or to your status as a shareholder or creditor of the Company or the Bank.

This release and waiver includes but is not limited to any rights or claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful or abusive discharge, for breach of any contract, for misrepresentation, for breach of any securities laws, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”)(except that you do not waive ADEA rights or claims that may arise after the date of this Release).

You agree never to institute any claim, suit or action at law or in equity against any Releasee in any way by reason of any claim you ever had, now have or hereafter may have relating to the matters described in the two preceding paragraphs. You hereby acknowledge that you are familiar with the provisions of California Civil Code Section 1542 and that you expressly waive and relinquish any and all rights or benefits you may have under said Section 1542, to the full extent permitted by law. Said Section 1542 states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

The payment and benefits described herein shall be in lieu of any and all other amounts to which you might be, are now or may become entitled from the Company, the Bank, and their parents, subsidiaries and affiliates, and, without limiting the generality of the foregoing, you hereby expressly waive any right or claim that you may have or assert to payment for salary, bonuses, medical, dental or hospitalization benefits, life insurance benefits or attorneys’ fees; provided, however, that notwithstanding any other provision of this Release, you do not waive any of your rights and the Bank shall comply with its obligations with respect to continuation coverage requirements under Section 4980B of the Internal Revenue Code of 1986, as amended (commonly referred to as “COBRA”).

[Your signature below will also constitute confirmation that (i) you have been given at least twenty-one (21) days within which to consider this release and its consequences, (ii) you have been advised prior to signing this Release that you should consult with an attorney of your choice, and (iii) you have been advised that you may revoke this Release at any time during the seven (7) day period immediately following the date you signed this letter.][Subject to revision based on circumstances of participant, and in accordance with applicable law]

This Release shall be governed by the laws of State of California.

Please confirm by returning to                                  the enclosed copy of this Release, signed in the place provided, that you have knowingly and voluntarily decided to accept and agree to the foregoing.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

PLACER SIERRA BANCSHARES

Name:

Title:

Date:

AGREED AND ACKNOWLEDGED:

Name:

Date:

November 27, 2006

James A. Sundquist

112 Harding Blvd.

Roseville, CA 95678

We are pleased to confirm with you the following employment terms:

Position	Executive Vice President and Chief Financial Officer of Placer Sierra Bank (the “Bank”), the wholly owned subsidiary of Placer Sierra Bancshares (the “Company”).

Duties	Employee is employed by the Company to serve as Executive Vice-President and Chief Financial Officer of the Bank. Employee shall report to and shall be subject to the direction of the Chief Financial Officer of the Company. Subject to the foregoing, Employee shall be responsible for performing such duties as are customarily and ordinarily performed by the executive vice president and chief financial officer of a bank. Employee will as also perform such duties as he may, from time to time, be called upon to assist companies affiliated with the Company, and such other attendant duties as he may, from time to time, be reasonably requested to perform by the Chief Financial Officer of the Company.

Principal Employment Location	Company’s offices located in Roseville, California

Base salary	Payable on the Company’s regular payroll dates at the annual rate of $225,000

Review	Your base salary, along with your performance will be reviewed annually by the Bank or, if so required under applicable law and regulation, by the Company’s Compensation Committee following the end of each calendar year

Withholding	Your base salary and other compensation will be subject to all applicable income and employment tax withholding

Executive Incentive Plan	You will be eligible to participate in the Company’s Executive Incentive Plan (“EIP”) for calendar year 2006 and subsequent years. You will be provided a copy of such plan documents.

Benefits	You shall be entitled to participate in all employee benefit, welfare and other plans, practices and policies and programs generally applicable to similarly situated employees of Company as are in effect from time to time, in accordance with applicable terms and conditions thereof. Company and Bank reserve the right to modify and amend such benefits, plans, practices, policies and programs from time to time. Such programs currently include group medical, dental, vision, life and disability insurance benefits and 401(k) plan.

Automobile Allowance	$900 per month (less payroll taxes and withholding required by federal, state or local law). In addition, Company shall pay the amounts charged by Employee for fuel and business related travel on a credit card provided by Company to Employee. Except for this automobile allowance and fuel charges, Bank shall not be obligated to pay any other expenditure with respect to the ownership or operation of Employee’s automobile, and Employee will be responsible for all out-of-pocket automobile expenses, including, but not limited to, registration, insurance, repairs and maintenance. Employee shall procure and maintain an automobile liability insurance policy on the automobile, with coverage including Employee for at least $100,000 for bodily injury or death to any one person, $300,000 for bodily injury or death in any one accident, and $50,000 for property damage in any one accident. Company shall be named as an additional insured and Employee shall provide Company with policies evidencing insurance and Company’s inclusion as an additional insured.

Vacation	Four weeks paid vacation per year, which shall accrue on a daily basis. For each calendar year, the Bank shall decide, in its discretion, either (1) to pay Employee for unused vacation time for such calendar year or (2) to carry over any unused vacation time for such calendar year to the next calendar year, provided, however, that Employee shall not accrue additional vacation time at any time that the Employee has accrued and unused vacation time of seven (7) weeks.

At Will Employee Relationship

As the Company’s relationship with its employees is at-will, either you or the Company may terminate the employment relationship at any time for any reason, with or without notice. The at-will nature of your employment relationship may not be modified, altered or amended, either expressly or impliedly, unless in writing signed by the Bank’s chief executive officer.

Notwithstanding the foregoing, the Bank and the Company have entered into a Severance Agreement with you, under which you will be provided severance pay and other benefits set forth therein upon the occurrence of the events specified therein. You will not be entitled to severance pay or benefits under any other circumstances. Any dispute arising out of or relating to your employment with the Bank will be subject to binding arbitration as set forth in the Severance Agreement.

Company policies	You will be required to sign and comply with all agreements and policies generally applicable to employees of the Company and to its executive officers, whether entered into or adopted before, after or concurrently with the commencement of your employment. Such agreements and policies include, but are not limited to, Employee Handbook, the Company’s Code of Personal and Business Conduct and Ethics, and the Company’s Insider Trading

Policy. You agree to keep Company and Bank information confidential and also agree that you will not bring to the Bank or the Company any proprietary or confidential information of any previous employer.

The terms set forth above and the Severance Agreement referenced above constitute the entire agreement regarding your continued employment with Company and Bank and supersede any and all previous agreements pertaining to such employment and its termination, including but not limited to your Employment Agreement dated October 28, 2003, and any and all amendments thereto.

If the foregoing meets with your approval, please indicate by signing below and returning a copy of this letter to me no later than December 4, 2006.

Sincerely,

/s/ David E. Hooston
David E. Hooston
Chief Financial Officer
Placer Sierra Bancshares

Agreed & Accepted:

/s/ James A. Sundquist	December 1, 2006
James A. Sundquist	Date